Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Kristin Gallagher D +1 215 255 7915 kristin.e.gallagher@axaltacs.com axaltacoatingsystems.com

For Immediate Release
Axalta Appoints Mark Garrett to Board of Directors

Philadelphia, PA, June 20, 2016 - Axalta Coating Systems (NYSE: AXTA), a leading global provider of liquid and powder coatings, is pleased to announce that Mr. Mark Garrett has joined the company’s Board of Directors. Mr. Garrett is Chairman of the Executive Committee and Chief Executive of Borealis AG, a leading provider of innovative solutions in the fields of polyolefins, base chemicals and fertilizers with headquarters in Vienna, Austria.
“Mark’s broad experience and senior leadership positions in the petrochemical industry will enable him to make a strong contribution to the Board,” explained Charlie Shaver, Axalta’s Chairman and CEO. “Mark will provide superb insights into ways we can enhance our supply chain which rely in significant measure on chemicals to manufacture our coatings. His global experience managing and expanding businesses around the world, including his most recent focus in the Middle East, also will help guide our growth in mature and emerging markets alike.”
“Coatings play such an integral role in so many industries both to improve customer productivity and extend the lifespan of the products they coat,” explained Mr. Garrett. “Axalta’s global scope and extensive product portfolio offer an exciting opportunity for me to contribute.”
Mr. Garrett has over 30 years of experience in senior management roles in the chemical sector. After assuming his current position at Borealis, he set the company on a strong trajectory that included driving growth as Vice Chairman at Abu Dhabi Polymers Company Ltd. (Borouge ADP), a leading provider of innovative, value creating plastics solutions, established in a joint venture with Abu Dhabi National Oil Company (ADNOC). Mr. Garrett also is a member of the Board of Directors of Nova Chemicals and Chairman of its Remuneration Committee. Nova is one of world’s leading suppliers of plastics and chemicals. Through collaborative efforts, Borealis, Borouge and Nova have generated substantial value creation for investors.
Before assuming his current position at Borealis in 2007, Mr. Garrett was Executive Vice President Water and Paper Treatment and a member of the Executive Committee at Ciba Specialty Chemicals where he started his career and moved into positions of increasing responsibility. Mr. Garrett is a member of the Board of Directors at Umicore, a global materials technology and recycling group, and a member of the Advisory Board of Webster Vienna Private University.
Mark Garrett holds a Bachelor of Arts degree in economics from the University of Melbourne in Australia and a Graduate Diploma of Applied Information Systems from the Royal Melbourne Institute of Technology. He holds Australian and Swiss dual nationalities.
About Axalta Coating Systems - Celebrating 150 Years in the Coatings Industry
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With 150 years of experience in the coatings industry, the 12,800 people of Axalta continue to find ways to better serve our more than 120,000 customers in 130 countries every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us on Twitter @axalta and on LinkedIn.

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